Exhibit 5.1

RUTAN & TUCKER, LLP
December 23, 2020

Tattooed Chef, Inc. 6305 Alondra Blvd. Paramount, CA 90723

Re:	Tattooed Chef, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel for Tattooed Chef, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of 5,200,000 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), issuable pursuant to the Company’s 2020 Incentive Award Plan (the “Plan”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have considered relevant or necessary for the opinions expressed in this letter. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the requirements of law and the Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), will be validly issued, fully paid and nonassessable. The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Rutan & Tucker, LLP

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